UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK SCIENCE AND TECHNOLOGY TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Your Vote Matters BlackRock Science and Technology Term Trust (NYSE: BSTZ) Defend YOUR Fund, Save YOUR Income Your vote has never mattered more. At BSTZ’s upcoming annual meeting on June 18, activist hedge fund Saba Capital Management (“Saba”) is threatening your dependable, income-paying investment by attempting to install its own hand-picked Board nominees and fire BlackRock, the largest closed-end fund manager, as manager of the Fund. If Saba prevails, your Fund - and the consistent monthly income you rely on - will be at risk. “FOR” the BlackRock Board nominees “AGAINST” Saba’s proposal to terminate the investment management agreement with BlackRock IMPORTANT: DO NOT RETURN ANY GOLD CARD YU RECEIVE FROM SABA BlackRock is fighting for YOU. Vote today ONLY on the WHITE proxy card: BSTZ is an innovative investment product that provides unique, differentiated access to private equity and growth investment opportunities BSTZ continues to gain momentum YOUR Board puts YOU first: Attractive income 18.1% Return in Q1 20241 18.7% Return in 20231 98% Outperformance of all closed-end funds in Q1 20242 33% NAV resulting from private investments in 20233 Private markets access Small- and mid-sized science & tech company • BSTZ has made impressive gains, outperforming its benchmark even with its significant allocation to private equity, where valuations have lagged public markets • BlackRock expects its momentum to continue, aided by the strong growth potential of private equity as conditions improve exposure Liquidity at net asset value Share repurchases3 $42m Shares bought back by BlackRock at a discount to net asset value $8.5m Shareholder profit since inception Share buybacks Discount management program Saba overpromises and underperforms. The risks in supporting Saba include: WIDER DISCOUNTS The funds Saba has commandeered now trade at wider discounts to net asset value since Saba took over HIGHER FEES Saba raised costs, including hidden management fees from underlying funds, at both closed- end funds Saba took over RISKY STRATEGIES Saba forces their funds’ investments into risky, speculative strategies like SPACs, crypto and hedge funds 1. Bloomberg as of 4/30/2024; Peer set includes BST, STK, NBXG, and AIO; Total shareholder return on price (assumes dividends are reinvested) 2. Morningstar as of 4/30/2024 3. BlackRock data as of 2/29/2024; Inception as of 6/25/2019

We ask that all shareholders vote on the enclosed WHITE proxy card today to preserve YOUR Fund: Using the WHITE proxy card, your qualified Board unanimously recommends voting “FOR” the Board’s Nominees, who have created value for all shareholders. Using the WHITE proxy card, your Board unanimously recommends voting “AGAINST” Saba’s proposal to terminate the investment management agreement with BlackRock. DO NOT RETURN ANY GOLD CARD SENT TO YOU BY SABA, AS YOUR BLACKROCK VOTE WILL BE VOIDED How do I vote? Vote online Using the website provided on your enclosed WHITE proxy card and following the simple instructions Vote by phone By calling the toll-free number on your enclosed WHITE proxy card and following the simple instructions Vote by mail By completing and returning your enclosed WHITE proxy card in the postage paid envelope provided If you have already sent back the proxy card received from Saba, you can still change your vote by promptly voting on the WHITE proxy card, which will replace the proxy card you previously completed. If you have any questions about the proposals to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-529-3057. Please do NOT send back any gold proxy card you may receive from Saba Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock Science and Technology Term Trust (BSTZ). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. May 2024 | BlackRock Science and Technology Term Trust (BSTZ) Not FDIC Insured • May Lose Value • No Bank Guarantee BSTZ_2024_FL3